Nuveen Investments, Inc. 333 West Wacker Drive Chicago, IL 60606

September 12, 2011

State Street Bank and Trust Company

2 Avenue deLafayette, LCC/4

Boston, MA 02111

Attention: Jennifer Vaudo, Vice President

RE:	Nuveen Real Asset Income Fund

Ladies and Gentlemen:

Please be advised that the undersigned Nuveen Investment Funds, Inc. (the “Fund”) has established a new series of shares to be known as the Nuveen Real Asset Income Fund. In accordance with Section 18.5, the Additional Funds provision, of the Custodian Agreement dated as of July 1, 2005 (the “Custodian Agreement”), by and between the Fund and State Street Bank and Trust Company (the “Custodian”), the Fund hereby requests that you act as custodian for the aforementioned series under the terms of the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

NUVEEN INVESTMENT FUNDS, INC. On behalf of:
Nuveen Real Asset Income Fund

By:	/s/ Kevin J. McCarthy
Name:	Kevin J. McCarthy
Title:	Vice President and Secretary
Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Effective Date: September 13, 2011

Securities offered through Nuveen Securities, LLC